Exhibit 99.1

NEWS RELEASE

COMSTOCK RECEIVES $20 MILLION AND CLOSES SALE

OF LEGACY MINING ASSETS TO MACKAY PRECIOUS METALS INC.

VIRGINIA CITY, NEVADA, August 24, 2026 – Comstock Inc. (NYSE: LODE) (“Comstock,” “our” and the “Company”) today announced it has closed the previously announced transaction under which Mackay Precious Metals Inc. (“Mackay”), a wholly owned subsidiary of Mackay Gold & Silver Corp. (TSXV: MACK, OTCQB: MKGSF), acquired 100% of Comstock's mineral, mining, processing and mining-district-related real estate entities, with the aggregate transaction valued at more than $45 million. Comstock has now received $20 million in cash and 2 million common shares (TSX-V: MACK.V) of Mackay Gold & Silver Corp. currently valued at approximately $4.5 million and we expect to record a gain in a range of approximately $10 million to $12 million. The gain on the sale is not expected to result in any cash taxes.

The transaction included the sale of all four of the Company’s mining subsidiaries – Comstock Mining LLC, Comstock Processing LLC, Comstock Exploration and Development LLC, and Comstock Real Estate Inc. – including all mining claims (patented and unpatented), town lots, processing facilities, operating permits and water rights. Mackay also assumed all of the reclamation obligations and other liabilities associated with the sold entities, along with all associated reclamation and surety bond deposits and collateral.

“This transaction completes another critical objective in our transformation from a hard rock junior mining company into a growing, global, renewable metals and materials company. The transaction enhances balance sheet liquidity, reduces company-wide operating costs and realizes accretive value for our shareholders. This continues our strategy of allocating resources to fund our solar recycling production and growth in a manner that seeks to avoid shareholder dilution,” stated Corrado De Gasperis, Comstock’s CEO. “Closing this transaction simplifies our business, focuses our capacity, and reduces costs while retaining upside through both equity in Mackay Gold & Silver Corp. and future gold and silver NSR royalties.”

A secured, second-tranche payment of $7 million is due within 18 months.

Per the sales agreement, Comstock retains a 1.5% NSR royalty from sales of silver, gold, and all other valuable minerals and products extracted from the sold properties, subject to the terms of the Royalty Agreement which was executed at closing. Mackay has the option to buy out the royalty at any time for $3.5 million in cash. Comstock will further share in the success of Mackay’s exploration and development activities through a contingent payment of $10 million if, within seven years following closing, (i) Mackay makes a decision to proceed with the construction of a mine on any of the properties, or (ii) Mackay is sold, merged, or otherwise participates in a change-of-control transaction with aggregate consideration of at least $500 million. If the contingent payment does not occur, the value of the NSR buy out doubles to $7 million after seven years.

The divestiture will reduce ongoing payroll, permitting, environmental compliance, and related costs for maintaining these mining assets, resulting in an estimated $1.5 million in annual operational savings.

About Comstock Inc.

Comstock Inc. (NYSE: LODE) innovates and commercializes technologies, systems and supply chains that enable, support and sustain clean energy systems by efficiently, effectively, and expediently extracting and converting under-utilized natural resources into reusable metals, like silver, aluminum, gold, and other critical minerals, primarily from end-of-life photovoltaics and renewable fuels and other forms of energy.

To learn more, please visit www.comstock.inc.

Comstock Social Media Policy

Comstock Inc. has used, and intends to continue using, its investor relations link and main website at www.comstock.inc in addition to its X.com, LinkedIn and YouTube accounts, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contacts

For investor inquiries:

Judd B. Merrill, Chief Financial Officer

Tel (775) 413-6222

ir@comstockinc.com

For media inquiries:

Zach Spencer, Director of External Relations

Tel (775) 847-7573

media@comstockinc.com

Forward-Looking Statements

This press release and any related calls or discussions may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “forecast,” “seek,” “target,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future market conditions; future financial, natural, and social gains; future prices and sales of, and demand for, our products and services; permits; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in the Board of Directors); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land and asset sales; investments, acquisitions, joint ventures, strategic alliances and business combinations; litigation, administrative or arbitration proceedings; environmental compliance and changes in the regulatory environment; offerings of equity or debt securities; and future working capital needs, revenues, variable costs, throughput rates, operating expenses, debt levels, cash flows, margins, taxes and earnings. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our filings with the SEC. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows, or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Neither this press release nor any related calls or discussions constitutes an offer to sell, the solicitation of an offer to buy or a recommendation with respect to any securities of the Company or any other issuer.